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                                  EXHIBIT 4(B)


                              CERTIFICATE OF TRUST

                                       OF

                              COLONIAL CAPITAL II

         This Certificate of Trust of Colonial Capital II (the "Trust") dated February 14, 1997, is being duly executed and filed by the undersigned, as trustee, to form a business trust under the Delaware Business Trust Act (12 Del. C. Section 3801 et seq.).

         1. Name. The name of the business trust being formed hereby is Colonial Capital II.

         2. Delaware Trustee. The name and business address of the Trust, with a principal place of business in the State of Delaware, are Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration.

         3. Effective Date. This Certificate of Trust shall be effective as of its filing.

         In Witness Whereof, the undersigned trustee of the Trust has executed this Certificate of Trust as of the date first above written.

                                      WILMINGTON TRUST COMPANY,
                                      not in its individual capacity, but
                                      solely as Trustee



                                      By:
                                         -------------------------------------
                                      Name:
                                      Title: